Exhibit 99

Bassett Furniture Industries, Inc. P.O. Box 626 Bassett, VA 24055	J. Michael Daniel Senior Vice President and Chief Financial Officer (276) 629-6614 – Investors

Jay S. Moore Director of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Fiscal Second Quarter Results

(Bassett, Va.) – July 9, 2013– Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its fiscal quarter ended June 1, 2013.

Fiscal 2013 Second Quarter Highlights

●	Consolidated sales of $81.2 million for the second quarter of 2013 increased 20% as compared to the second quarter of 2012;
●	Operating profit for the quarter was $3.4 million versus $1.6 million for the prior year quarter;
●	Wholesale sales increased 17% compared to the prior year quarter;
●	Company-owned store delivered sales increased 20% compared to the prior year quarter, which included a 9.3% increase from the 49 comparable stores; and
●

Pre-tax income for the quarter was $3.3 million versus $10.0 million for the prior year quarter. Excluding the effect of income received during the second quarter of 2012 from the Continued Dumping and Subsidy Offset Act (“CDSOA”) of 2000, pre-tax income for the second quarter of 2013 increased $2.3 million over the prior year quarter.

On a consolidated basis, the Company reported net sales for the second quarter of 2013 of $81.2 million, an increase of $13.8 million, or 20%, over the second quarter of 2012. Operating income increased to $3.4 million, or 4.2% of sales, from $1.6 million, or 2.4% of sales, driven by higher sales in both the wholesale and retail segments. The improvement was partially offset by $0.9 million of increased health care costs due to higher claims experience. In the second quarter of 2012, the Company received a $9.0 million cash distribution from U.S. Customs and Border Protection, representing the final distribution due the Company as part of the CDSOA, which is included as other income in the condensed consolidated statement of income. Excluding the effect of the income from the CDSOA from the second quarter of 2012, pre-tax income increased $2.4 million from $0.9 million to $3.3 million.  The Company recorded net income of $2.0 million or $0.18 per diluted share for the second quarter of 2013 compared to net income of $8.0 million or $0.71 per diluted share in the second quarter of 2012.

“We were pleased with the continued upward trend in our business in the second quarter,” commented Robert H. Spilman Jr., president and chief executive officer. “This marks the third consecutive quarter in which our revenue grew by at least 20% compared to the prior year, which underscores the fact that we are definitely gaining market share at the moment. Virtually every sales channel, including our Bassett Home Furnishings stores, open market furniture stores, our juvenile division, and the HGTV Home Furniture Collections account base generated meaningful sales increases in the period. While we acknowledge that economic conditions have definitely improved in general, we also believe that we are currently outpacing industry-wide sales trends.

“In posting a 110% increase in operating profit to $3.4 million, we exhibited meaningful improvement in our quest to become a more profitable company,” added Spilman. “Our operating performance was tempered by a $0.9 million increase in health care costs, which we are currently addressing on several fronts. Nevertheless, we are beginning to more effectively leverage our sales momentum as evidenced by a 230 basis point decline in consolidated sales, general, and administrative expenses for the quarter. As we operate through the historically weaker third quarter, we will continue to closely monitor the relationship between our revenues and expenses.”

Wholesale Segment

Net sales for the wholesale segment were $53.9 million for the second quarter of 2013 as compared to $45.9 million for the second quarter of 2012, an increase of $8.0 million or 17%. Wholesale shipments to the open market (outside the Bassett Home Furnishings store network) increased 41% and shipments to the Bassett Home Furnishings store network increased by 8.2% compared to the prior year quarter. Gross margins for the wholesale segment were 32.6% for the second quarter of 2013 as compared to 32.9% for the second quarter of 2012. This decrease was primarily due to lower margins in the wood business from discounting discontinued product and increased health care costs due to higher claims experience. The decrease was partially offset by increased margins in the upholstery operations as increased sales volumes provided greater leverage of fixed costs. Wholesale SG&A increased $1.6 million to $14.7 million for the second quarter of 2013 as compared to $13.1 million for the second quarter of 2012. SG&A as a percentage of sales decreased to 27.3% as compared to 28.5% for the second quarter of 2012, as the Company effectively leveraged fixed SG&A through increased sales.

“Our wholesale segment continued to post better results in the quarter as both our upholstery and wood operations posted strong growth,” continued Spilman. “Our domestic upholstery operations, driven by strong consumer reaction to our assortment, were able to produce at full strength. This enabled our domestic upholstery volume to post a 20% increase in revenue and a 45% increase in divisional operating profit. We have been able to efficiently manage our labor costs to accommodate these robust work schedules, thus enhancing our profitability. On the wood products front, we were again able to post double digit sales growth despite the overall difficulty that the segment is experiencing in the industry. Wood sales increased 16% for the period. Divisional operating results, however, were flat. We began trimming our overall wood SKU count to achieve better asset utilization and the corresponding discounts affected our wood profitability in the quarter. We plan to continue this process for the rest of 2013 in order to accomplish our internal inventory turn objective.”

Retail Segment

Net sales for Company-owned stores were $51.5 million for the second quarter of 2013 as compared to $42.8 million for the second quarter of 2012, an increase of $8.7 million or 20%. The increase was comprised of a $3.9 million or 9.3% increase in comparable store sales and a $4.7 million increase in non-comparable store sales.

While the Company does not recognize sales until goods are delivered to the consumer, management tracks written sales (the retail dollar value of sales orders taken, rather than delivered) as a key store performance indicator. Written sales for comparable stores increased by 6.9% for the second quarter of 2013 as compared to the second quarter of 2012.

Operating income for the second quarter of 2013 was $0.3 million as compared to $0.1 million for the second quarter of 2012. Gross margins were lower at 47.4% for the quarter as compared to 48.5% for the prior year quarter due in large part to a concerted effort to reduce clearance inventory levels at the Company-owned stores. SG&A expense increased $3.4 million, primarily due to increased store count and higher sales volumes. As a percentage of sales, SG&A decreased to 46.9% for the quarter as compared to 48.4% for the same quarter last year, primarily due to leverage of fixed costs from higher sales. This improvement was partially offset by increased health care costs due to higher claims experience and incremental management and overhead costs as the Company-owned store network continues to grow. Refer to the accompanying schedule of Supplemental Retail Information for results of operations for the Company’s retail segment by comparable and all other stores.

The following table summarizes the changes in store count year to date through the second quarter of 2013:

	November 24,	New	Stores	Stores	June 1,
	2012	Stores	Acquired	Closed	2013

Company-owned stores	53	2	-	-	55
Licensee-owned stores	33	2	-	(1)	34

Total	86	4	-	(1)	89

“Our corporate retail group posted their ninth consecutive quarter of improvement while recording an operating profit of $0.3 million,” added Spilman. “The 9.3% increase in comparable store sales comes on top of a 7.9% increase last year. We continue to enjoy the strong custom upholstery sales that we are driving through our HGTV Design Studio at Bassett platform and we are looking forward to introducing a new television campaign later this year. Also, we are about to begin a very active phase of store development as we plan to open six new corporate locations and reposition five existing stores over the next nine months.”

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With 89 company- and licensee-owned stores, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. Bassett is also growing its traditional wholesale business with more than 500 accounts on the open market, across the United States and internationally. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the second fiscal quarter of 2013, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - unaudited

(In thousands, except for per share data)

	Quarter Ended June 1, 2013		Quarter Ended May 26, 2012		Six Months Ended June 1, 2013		Six Months Ended May 26, 2012
	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales

Net sales	$81,223	100.0%	$67,454	100.0%	$161,072	100.0%	$128,422	100.0%

Cost of sales	39,397	48.5%	31,793	47.1%	77,886	48.4%	61,090	47.6%

Gross profit	41,826	51.5%	35,661	52.9%	83,186	51.6%	67,332	52.4%

Selling, general and administrative expense	38,416	47.3%	33,435	49.6%	77,412	48.1%	64,463	50.2%
Restructuring and asset impairment charges	-	0.0%	475	0.7%	-	0.0%	711	0.6%
Lease exit costs	-	0.0%	131	0.2%	-	0.0%	359	0.3%
Operating income	3,410	4.2%	1,620	2.4%	5,774	3.6%	1,799	1.4%

Income from Continued Dumping & Subsidy Offset Act	-	0.0%	9,010	13.4%	-	0.0%	9,010	7.0%
Other loss, net	(129)	-0.2%	(677)	-1.0%	(797)	-0.5%	(1,924)	-1.5%
Income before income taxes	3,281	4.0%	9,953	14.8%	4,977	3.1%	8,885	6.9%

Income tax expense	(1,328)	-1.6%	(1,911)	-2.8%	(2,044)	-1.3%	(1,439)	-1.1%
Net income	$1,953	2.4%	$8,042	11.9%	$2,933	1.8%	$7,446	5.8%

Basic earnings per share	$0.18		$0.72		$0.27		$0.67

Diluted earnings per share	$0.18		$0.71		$0.27		$0.66

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets -Unaudited

(In thousands)

Assets	June 1, 2013	November 24, 2012
Current assets
Cash and cash equivalents	$43,571	$45,566
Short-term investments	1,125	-
Accounts receivable, net	15,444	15,755
Inventories, net	55,994	57,916
Deferred income taxes, net	7,116	6,832
Other current assets	8,580	6,439
Total current assets	131,830	132,508

Property and equipment, net	57,922	56,624

Other long-term assets
Retail real estate	12,485	12,736
Deferred income taxes, net	9,974	10,485
Other	13,392	14,827
Total long-term assets	35,851	38,048
Total assets	$225,603	$227,180

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$18,883	$22,405
Accrued compensation and benefits	6,497	6,926
Customer deposits	14,341	12,253
Dividends payable	-	542
Other accrued liabilities	10,285	10,454
Total current liabilities	50,006	52,580

Long-term liabilities
Post employment benefit obligations	11,183	11,577
Real estate notes payable	2,927	3,053
Other long-term liabilities	2,076	2,690
Total long-term liabilities	16,186	17,320

Stockholders’ equity
Common stock	54,275	54,184
Retained earnings	106,167	104,319
Additional paid-in-capital	154	-
Accumulated other comprehensive loss	(1,185)	(1,223)
Total stockholders' equity	159,411	157,280
Total liabilities and stockholders’ equity	$225,603	$227,180

 BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows - unaudited

(In thousands)

	Six Months Ended	Six Months Ended
	June 1, 2013	May 26, 2012
Operating activities:
Net income	$2,933	$7,446
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,890	2,615
Equity in undistributed income of investments and unconsolidated affiliated companies	(282)	(134)
Provision for restructuring and asset impairment charges	-	711
Non-cash portion of lease exit costs	-	359
Other than temporary impairment of investments	-	806
Deferred income taxes	353	107
Other, net	(491)	330
Changes in operating assets and liabilities
Accounts receivable	243	337
Inventories	1,922	(2,786)
Other current assets	(2,101)	(64)
Accounts payable and accrued liabilities	(2,644)	(1,465)
Net cash provided by operating activities	2,823	8,262

Investing activities:
Purchases of property and equipment	(5,184)	(4,352)
Proceeds from sales of property and equipment	955	-
Proceeds from sale of interest in affiliate	2,348	1,410
Proceeds from sales of investments	-	875
Purchases of investments	(1,125)	(857)
Other,net	5	13
Net cash used in investing activities	(3,001)	(2,911)

Financing activities:
Repayments of real estate notes payable	(126)	(100)
Issuance of common stock	462	157
Repurchases of common stock	(526)	(1,250)
Cash dividends	(1,627)	(6,626)
Net cash used in financing activities	(1,817)	(7,819)
Change in cash and cash equivalents	(1,995)	(2,468)
Cash and cash equivalents - beginning of period	45,566	69,601
Cash and cash equivalents - end of period	$43,571	$67,133

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Segment Information - unaudited

(In thousands)

	Quarter ended	Quarter ended	Six months ended	Six months ended
	June 1, 2013	May 26, 2012	June 1, 2013	May 26, 2012
Net Sales
Wholesale	$53,934	$45,940	$107,893	$88,550
Retail	51,470	42,805	101,427	81,622
Inter-company elimination	(24,181)	(21,291)	(48,248)	(41,750)
Consolidated	$81,223	$67,454	$161,072	$128,422

Operating Income (Loss)
Wholesale	$2,849	$2,033	$5,850	$3,864
Retail	277	66	(294)	(933)
Inter-company elimination	284	127	218	(62)
Restructuring and asset impairment charges	-	(475)	-	(711)
Lease exit costs	-	(131)	-	(359)
Consolidated	$3,410	$1,620	$5,774	$1,799

 BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Supplemental Retail Information--unaudited

(In thousands)

	49 Comparable Stores				48 Comparable Stores
	Quarter Ended		Quarter Ended		Six Months Ended		Six Months Ended
	June 1, 2013		May 26, 2012		June 1, 2013		May 26, 2012
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$46,361	100.0%	$42,427	100.0%	$89,985	100.0%	$79,896	100.0%

Cost of sales	24,252	52.3%	21,689	51.1%	46,981	52.2%	40,950	51.3%

Gross profit	22,109	47.7%	20,738	48.9%	43,004	47.8%	38,946	48.7%

Selling, general and administrative expense*	21,413	46.2%	20,231	47.7%	42,362	47.1%	38,901	48.7%

Income from operations	$696	1.5%	$507	1.2%	$642	0.7%	$45	0.0%

	All Other Stores				All Other Stores
	Quarter Ended		Quarter Ended		Six Months Ended		Six Months Ended
	June 1, 2013		May 26, 2012		June 1, 2013		May 26, 2012
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$5,109	100.0%	$378	100.0%	$11,442	100.0%	$1,726	100.0%

Cost of sales	2,805	54.9%	340	89.9%	6,159	53.8%	1,226	71.0%

Gross profit	2,304	45.1%	38	10.1%	5,283	46.2%	500	29.0%

Selling, general and administrative expense	2,723	53.3%	479	126.7%	6,219	54.4%	1,478	85.6%

Loss from operations	$(419)	-8.2%	$(441)	-116.6%	$(936)	-8.2%	$(978)	-56.6%

*Comparable store SG&A includes retail corporate overhead and administrative costs.